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Exhibit 4.3.4

ASSIGNMENT, ACCEPTANCE AND CONSENT

        WHEREAS, DST Systems, Inc. ("DST") and State Street Corporation ("State Street") are parties to the Rights Agreement dated as of October 6, 1995, as amended as of July 9, 1998, September 10, 1999, and September 25, 2001 (the "Rights Agreement") and to the Registrar, Transfer Agency and Service Agreement for Corporate Equity Issues dated as of October 1, 1995, as amended effective July 1, 2000 (the "Transfer Agency Agreement");

        WHEREAS, State Street desires to assign all of its rights and obligations under the Rights Agreement and the Transfer Agency Agreement to EquiServe Trust Company, N.A. ("EquiServe Trust");

        WHEREAS, EquiServe Trust desires to accept such assignment, and DST desires to consent to such assignment.

ASSIGNMENT

        State Street hereby assigns to EquiServe Trust all of State Street's rights and obligations under the Rights Agreement and the Transfer Agency Agreement subject to the acceptance of EquiServe Trust and the consent of DST set forth below; provided, however, that such assignment shall not be effective until the date EquiServe Trust obtains stock certificates naming it as Transfer Agent and Rights Agent (the "Effective Date").

ACCEPTANCE

        EquiServe Trust hereby accepts assignment of State Street rights and obligations under the Rights Agreement and the Transfer Agency Agreement, agrees to be bound by all the terms and conditions of the Rights Agreement and Transfer Agency Agreement, and agrees to perform all of State Street's obligations under the Rights Agreement and Transfer Agency Agreement.

CONSENT

        DST hereby consents to the foregoing assignment.

        Dated as of this 7th day of November, 2001.

STATE STREET BANK AND TRUST COMPANY
By	/s/ CHARLES ROSSI
Name: Charles Rossi Title:
EQUISERVE TRUST COMPANY, N.A.
By	/s/ CHARLES ROSSI
Name: Charles Rossi Title: Division President
DST SYSTEMS, INC.
By	/s/ KENNETH V. HAGER
Name: Kenneth V. Hager Title: Vice President, Chief Financial Officer and Treasurer

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  Exhibit 4.3.4